Exhibit 10.3
EMPLOYMENT AGREEMENT
THE UNDERSIGNED:
     Calgon Carbon Corporation, having its registered office at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, U.S.A. 15205 (the “Company”);
     AND
     C. H. S. Majoor, residing at Roeltjesweg 1A7 12/7 TC Hilversum, The Netherlands, (the “Employee”);
HAVE AGREED AS FOLLOWS:
     1. Term. The Company agrees to employ the Employee as Sales, Marketing, and Invest in People Director of the Company, as of January 2, 2001, for an indefinite period under the terms and conditions of this agreement and its addendum.
     2. Duties. The Employee’s responsibilities are to direct the Sales, Marketing, and Invest in People departments for the Company’s European operations. The Company shall have the right, at any time, to assign the Employee, within reasonable limits, duties and responsibilities more extensive than, or different from, those for the performance of which he was engaged. Such assignment shall not constitute a breach or cause for termination of this agreement nor shall it be considered a change in the essential conditions of employment hereunder provided that such assignment does not reduce the Employee’s salary or the level of his responsibilities and that it remains within the limits compatible with his/her qualifications. In addition, the imposition by the Company of additional levels of management between the Employee and his superior, or change made by the Company in the titles of its employees shall not constitute a breach or a cause for termination.
     The Employee agrees, while employed hereunder, to perform his duties faithfully and to the best of his/her ability.

     3. Place of Work. The Employee shall be employed at Zoning Industrial de Feluy, B-7181, Feluy, Belgium.
     4. Remuneration. The Employee’s gross monthly salary shall be 483,040 Belgian francs. This salary, less applicable withholdings and deductions, shall be paid by transfer to his bank or postal checking account. The annual incentive payout target will be 35% of your annual base salary.
     Any bonuses, gifts, or other payment that the Company may grant or made to the Employee from time to time, and even on a regular basis, in its absolute discretion and without an obligation under law, a collective bargaining agreement or this contract, shall not form part of the Employee’s contractual remuneration. The granting of such a bonus or the making of such a gift or other payment shall not create a right to receive such bonus, gift, or payment in the future.
     The salary will be reviewed annually for adjustment.
     5. Expenses. The Company shall reimburse the Employee from time to time for the reasonable expenses incurred by the employee in connection with the performance of his obligations hereunder.
     6. Working Time. The Employee shall occupy a position of trust and shall therefore not be subject to the rules on overtime. The remuneration set forth in point 4 above shall compensate the employee for all services rendered during and outside normal working hours.
     7. Conflict of Interest. The Employee agrees during the term of this contract to devote all his working time and all his efforts to the interests of the Company, to accept no other employment, and to engage in no outside activity that would in any way conflict with or prejudice his responsibilities to the Company.

     8. Return Materials. The Employee agrees to return to the Company, at its request and in any event upon the termination of this contract, all documentation, correspondence, and reports and all materials, tools, and equipment that may have been made available to him by the Company.
     9. Company Rules and Policies. The Employee agrees to comply with all rules, regulations, directives, and instructions that the Company may establish for the proper conduct of its business.
     10. Confidentiality. All information, including customer lists, technical, commercial, and financial information, payroll data, specifications, reports, and other information of any kind, directly or indirectly related to the business of the Company, disclosed to the Employee by the Company or by any of its employees, directors, statutory auditors or outside consultants, or with which the Employee becomes acquainted while in the employ of the Company, shall be treated as confidential information.
     The Employee shall at all times, both during his employment and after the termination thereof, keep such confidential information secret and refrain from disclosing it in any way or for any purpose whatsoever and from using it in any manner for his own benefit or for the benefit of any person other than the Company.
     11. Termination with Cause. The Company reserves the right to terminate this agreement at any time, without prior notice or indemnity, in the event of misconduct by the Employee, including insubordination, use of physical violence, repeated unjustified absence or tardiness, refusal to carry out duties properly assigned to him, disclosure of confidential information relating to the Company or giving false or misleading information to the Company either before or after the signature of this contract.
     12. Non-compete. For a period of two years immediately following the termination of this contract, within the limits of the legal provisions and the collective bargaining agreements in effect, the Employee shall not directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee, or shareholder in any company whose activities are similar to those of the Company, or otherwise, engage in Europe or in the United States of America or in any other area in which Calgon Carbon or any of its subsidiaries conduct business or in which Calgon Carbon or any of its subsidiaries customers are located.
     Unless the Company waives completely the effective application of this clause within fifteen (15) days of the termination of the Contract, the Company shall pay to the Employee an indemnity equivalent to one half of his gross remuneration for the last month of employment with the Company, multiplied by the number of months for which this clause is applicable.
     Should the Employee fail to respect his obligation under this Article, the Employee shall be obliged to reimburse to the Company the amount which has been paid by the Company pursuant to the previous paragraph and in addition, shall be obliged to pay to the Company a lump sum amount equal to the amount of said reimbursement, without prejudice to the Company’s right to claim a higher amount as determined by. actual injury suffered.
     Signed in duplicate in Pittsburgh, Pennsylvania, on December 21, 2000, each party acknowledging receipt of an original.

/s/ Robert W. Courson II
Employee	Company

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